Exhibit 2.1

SPINAL STABILIZATION TECHNOLOGIES, LLC

P.O. Box 90622

San Antonio, TX 78209

June 28, 2024

BlueRiver Acquisition Corp.

250 West Nottingham Drive, Suite 400

San Antonio, Texas

Attention: Eric Medina

Email: eric.medina@blueriverspac.com

RE: Notice of Termination of Merger Agreement

Dear Mr. Medina:

Reference is hereby made to that certain Agreement and Plan of Merger by and among BlueRiver Acquisition Corp. (“BlueRiver”), BLUA Merger Sub LLC, and Spinal Stabilization Technologies, LLC (the “Company”), dated July 21, 2023, as amended on February 2, 2024 (as amended, the “Merger Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Merger Agreement.

As you know, the Closing has not occurred on or before the Termination Date of March 31, 2024. Accordingly, pursuant to Section 11.01(d)(ii) of the Merger Agreement, this shall serve as the Company’s notice that the Merger Agreement is hereby terminated, effective immediately.

SPINAL STABILIZATION TECHNOLOGIES, LLC

By:	/s/ Mark Novotny
	Name:	Mark Novotny
	Title:	Chief Executive Officer

cc:	Dan Espinoza, Goodwin Proctor LLP Christopher Melsha, Fredrikson & Byron, P.A. Alan Gretzinger, Kreager Mitchell